Exhibit 99.1

NEWS RELEASE
American Oil & Gas Reports 2nd Quarter 2009 Results
DENVER, August 10, 2009 — American Oil & Gas, Inc. (NYSE Amex: AEZ) reports production increased during the current quarter and six-month periods ended June 30, 2009, as compared to the corresponding prior year periods. During the quarter ended June 30, 2009, American sold 5,401 barrels of oil at $44.88 per barrel and 82,023 mcf of natural gas at $3.35 per mcf for total revenues of $517,478. For the quarter ended June 30, 2008, American sold 4,866 barrels of oil at $114.91 per barrel and 34,712 mcf of natural gas at $10.90 per mcf for total oil and gas revenues of $937,361. Lease operating expenses, including production taxes, for the quarter ended June 30, 2009 and 2008 were $270,250 and 295,830, respectively. Depreciation, depletion and amortization expense of oil and gas properties was $221,000 for the current quarter and $420,000 for the prior year quarter.
During the six-month period ended June 30, 2009, American sold 9,179 barrels of oil at $40.33 per barrel and 133,437 mcf of natural gas at $3.39 per mcf for total revenues of $823,152. For the six-month period ended June 30, 2008, American sold 7,894 barrels of oil at $102.23 per barrel and 63,928 mcf of natural gas at $9.98 per mcf for total oil and gas revenues of $1,445,165. Lease operating expenses, including production taxes, for the six-month period June 30, 2009 and 2008 were $569,925 and $550,605, respectively. Depreciation, depletion and amortization expense of oil and gas properties was $334,000 for the current six-month period and $710,000 for the prior year six-month period.
For the quarters ended June 30, 2009 and 2008, American’s general and administrative expenses were $1,412,805 and $1,101,105, respectively. The $312,000 increase is largely attributable to approximately $500,000 paid for third-party financial advisory services, offset by an increase in capitalized land department costs of approximately $240,000. For the six-month period ended June 30, 2009 and 2008, American’s general and administrative expenses were $3,042,351 and $2,491,313, respectively. The $551,000 increase is largely attributable to approximately $500,000 paid for third-party financial advisory services, $308,000 in various personnel costs and an increase in share-based compensation of $108,000. These costs were offset by capitalized land department costs of $480,000.
American reports a net loss to common stockholders of $1,600,118 (loss of three cents per share, basic and diluted) for the quarter ended June 30, 2009, as compared to net loss to common stockholders of $945,094 (loss of two cents per share, basic and diluted) for the quarter ended June 30, 2008. For the six-month periods ended June 30, 2009 and 2008, American reports a net loss of $5,491,481 (loss of eleven cents per share, basic and diluted) and a net loss to common stockholders of $2,265,519 (loss of five cents per share, basic and diluted), respectively. The loss in the six-month period ended June 30, 2009 includes a non-cash impairment of oil and gas properties of $2.1 million.
At June 30, 2009, American had $19.1 million in working capital which includes $17.7 million in cash and short-term investments, total assets of $59.2 million, a long term asset retirement obligation of $492,114, no long term debt and stockholders’ equity of $57.7 million. There are currently 48,307,399 common shares outstanding.
For the six-month period ended June 30, 2009, American’s cash used by operating activities was

$2.6 million and cash used for investing activities was $6.9 million. The $6.9 million in investing activities was used for our share of drilling the Sims 7-25 well at Fetter, leasing and preliminary field work at our Bigfoot project, acquisition of additional working interests at our Goliath project, other Fetter field activities and various land costs. American had no cash provided by or used in financing activities.
American’s second quarter operations, which were primarily related to the Goliath Bakken and Three Forks project, continue to progress. Pat O’Brien, CEO of American, provided the following comments:
“The Bakken-Three Forks play in the Williston Basin of North Dakota and Montana remains one of the most active and prolific oil areas in North America. This activity is supported by strong economic returns at current oil prices and a U.S. Geological Survey assessment in 2008 that estimated the Bakken formation alone holds over three billion barrels of technically recoverable oil. As announced in July, American was able to increase its working interest from 50% to 95% in the approximate 63,000 net acre Goliath project.
“We believe our Goliath acreage has the potential to demonstrate results similar to commercial wells being drilled by other operators in the North Dakota portion of the basin and expect Goliath will become a major focus for American in the coming months. Our efforts to bring in an outside participant to pay for all or a substantial portion of one or more wells in return for an ownership interest in the project are advanced, and we are confident that drilling operation will commence later this year.
“In addition to our ongoing activity at Goliath, we remain active in field operations at our newest shallow natural gas project, Bigfoot, where we now control approximately 157,000 net acres. Our 2009 activity at Bigfoot is designed to determine the commercial viability of this project.
“At Fetter, we recently received regulatory approval to commingle production from multiple formations in the field and our near term plans remain focused on working with existing wells to test the productive potential of formations in addition to the Frontier formation. This activity is expected to provide invaluable information on the field’s reserve and production potential at a fraction of the cost that drilling new wells would entail.”
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Selected Financial and	Three Months Ended		Six Months Ended
Operating Data	6/30/09	6/30/08	6/30/09	6/30/08
CASH FLOW RECAP:
Net cash (used) by operating activities			$(2,587,408)	$(943,056)
Net cash (used)/provided for investing activities			$(6,928,941)	$4,619,081
Net cash provided by financing activities			—	—

FINANCIAL RECAP:
Revenues	$517,478	$937,361	$823,152	$1,445,165
Net loss to common stockholders	$(1,600,118)	$(945,094)	$(5,491,481)	$(2,265,5192)
Net loss per common share- basic and diluted	$(0.03)	$(0.02)	$(0.11)	$(0.05)

OPERATING DATA:
Net oil production (Bbl)	5,401	4,866	9,179	7,894
Oil revenues	$242,383	$559,135	$370,192	$806,966
Average oil price per Bbl	$44.88	$114.91	$40.33	$102.23

Net gas production (Mcf)	82,023	34,712	133,437	63,928
Natural gas revenues	$275,095	$378,226	$452,960	$638,199
Average gas price per Mcf	$3.35	$10.90	$3.39	$9.98
Barrels of oil equivalent sold (“BOE”)	19,072	10,651	31,419	18,549

Lease operating and production taxes	$270,250	$295,830	$569,925	$550,605
LOE and production taxes per BOE	$14.17	$27.77	$18.14	$29.68

Depreciation, depletion and amortization-oil and gas properties	$221,000	$420,000	$334,000	$710,000
DD&A per BOE	$11.59	$39.43	$10.63	$38.28

Investment income	$17,337	$149,520	$38,317	$373,231
Impairment expense — oil and gas assets	—	—	$2,100,000	—
Loss on sale of securities	—	38,368	—	369,172
General and administrative expenses	$1,412,805	$1,101,105	$3,042,351	$2,491,313647

Contact:
Andrew Calerich, President 303.991.0173 Fax: 303.595.0709 1050 17th Street, Suite 2400 — Denver, CO 80265	Neal Feagans, Investor Relations Feagans Consulting, Inc 303.449.1184

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